Exhibit 97.1

Preparation date	Oct 29, 24	Recovery of erroneously awarded compensation
Version No.	000
Release date	Oct 29, 24
Page	1 de 5	Document type: Policy	Code: PO-LEG-LCO-RIE-0001

1.	AUTHORIZATIONS

	Prepared	Reviewed	Authorized
Position	General Counsel	Executive Vicepresident of Finance	Chief Executive
Date	October 29, 24	October 29, 24	October 29, 24

Name and signature		Ricardo Sánchez Baker (22 abr.. 2025 12:42 MDT)
	Ernesto Gómez	Ricardo Sánchez	Andrés Conesa

2.	PURPOSE

In accordance with the applicable rules of the NYSE Rules, Section 10D and Rule 10D-1 of the Exchange Act, the Board of the Company has adopted this Policy to provide for the recovery of erroneously awarded Incentive-based Compensation from Executive Officers.

3.	SCOPE

Applies to the Company, as defined herein.

Effective as of the day in which the Registration Statement filed by Grupo Aeromexico with the SEC becomes effective.

4.	DEFINITIONS

For purposes of this Policy, the following capitalized terms shall have the meanings set forth below.

4.1

“Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (a “Big R” restatement), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “little r” restatement).

4.2	“Board” means the board of directors of the Company.

4.3

“Clawback Eligible Incentive Compensation” means all Incentive-based Compensation granted to an Executive Officer after the Effective Date of this Policy while the Company has a class of securities listed on NYSE. Incentive-based Compensation granted before the Effective Date, but earned, vested or otherwise received after the Effective Date shall not be considered Clawback Eligible Incentive Compensation.

4.4

“Clawback Period” means, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date (as defined below), and if the Company changes its fiscal year, any transition period of less than nine months within or immediately following those three completed fiscal years.

4.5	“Company” means Grupo Aeroméxico, S.A.B. de C.V., together with its subsidiaries and affiliates reported on a consolidated basis.

4.6	“Effective Date” means the date in which the Registration Statement filed by Grupo Aeromexico with the SEC under Form F1 becomes effective.

4.7

“Erroneously Awarded Compensation” means, with respect to each Executive Officer in connection with an Accounting Restatement, the amount of Clawback Eligible Incentive Compensation that exceeds the amount of Incentive-based Compensation that otherwise would have been Received had it been determined based on the restated amounts, computed without regard to any taxes paid.

4.8	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

4.9

“Executive Officer” means each individual who is currently or was previously designated as an “officer” of the Company as defined in Rule 16a-1(f) under the Exchange Act. For the avoidance of doubt, the identification of an executive officer for purposes of this Policy shall include each executive officer who is or was identified pursuant to Item 6.A of Form 20-F, as applicable, as well as the principal financial officer and principal accounting officer (or, if there is no principal accounting officer, the controller).

©La impresión de este documento es una copia no controlada para usarse como referencia sin responsabilidad de Grupo Aeroméxico, la versión vigente se encuentra en la intranet.

La información contenida en este documento y sus anexos son exclusivamente para USO INTERNO de Grupo Aeroméxico

Preparation date	Oct 29, 24	Recovery of erroneously awarded compensation
Version No.	000
Release date	Oct 29, 24
Page	2 de 5	Document type: Policy	Code: PO-LEG-LCO-RIE-0001

4.10

“Financial Reporting Measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all other measures that are derived wholly or in part from such measures. Stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) shall, for purposes of this Policy, be considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented in the Company’s financial statements or included in a filing with the SEC.

4.11	“Incentive-based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

4.12	“NYSE” means the New York Stock Exchange.

4.13	“NYSE Rules” means the New York Stock Exchange Listed Company Manual.

4.14	“Policy” means the Clawback Policy.

4.15

“Received” means, with respect to any Incentive-based Compensation, actual or deemed receipt, and Incentive-based Compensation shall be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-based Compensation award is attained, even if the payment or grant of the Incentive-based Compensation to the Executive Officer occurs after the end of that period.

4.16

“Restatement Date” means the earlier to occur of (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement .

5.	INVOLVED AREAS

The General Counsel participated in the development of this policy and is responsible for keeping it updated and promoting its compliance.

6.	INCORPORATED

6.1	Recovery of Erroneously Awarded Compensation

6.1.1

In the event of an Accounting Restatement, and to the extent permitted by local labor law, the Company will reasonably promptly recover the Erroneously Awarded Compensation Received in accordance with NYSE Rules and Rule 10D-1 as follows:

(i)

After an Accounting Restatement, a majority of independent directors serving on the Board (the “Committee”) shall determine the amount of any Erroneously Awarded Compensation Received by each Executive Officer and shall promptly notify each Executive Officer with a written notice containing the amount of any Erroneously Awarded Compensation and a demand for repayment or return of such compensation, as applicable.

(a)

For Incentive-based Compensation based on (or derived from) the Company’s stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement:

i.

The amount to be repaid or returned shall be determined by the Committee based on a reasonable estimate of the effect of the Accounting Restatement on the Company’s stock price or total shareholder return upon which the Incentive-based Compensation was Received; and

ii.	The Company shall maintain documentation of the determination of such reasonable estimate and provide the relevant documentation as required to the NYSE.

(ii)

The Committee shall have discretion to determine the appropriate means of recovering Erroneously Awarded Compensation based on the particular facts and circumstances. Notwithstanding the foregoing, except as set forth in Section 6.1.2 below, in no event may the Company accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of an Executive Officer’s obligations hereunder.

©La impresión de este documento es una copia no controlada para usarse como referencia sin responsabilidad de Grupo Aeroméxico, la versión vigente se encuentra en la intranet.

La información contenida en este documento y sus anexos son exclusivamente para USO INTERNO de Grupo Aeroméxico

Preparation date	Oct 29, 24	Recovery of erroneously awarded compensation
Version No.	000
Release date	Oct 29, 24
Page	3 de 5	Document type: Policy	Code: PO-LEG-LCO-RIE-0001

(iii)

To the extent that the Executive Officer has already reimbursed the Company for any Erroneously Awarded Compensation Received under any duplicative recovery obligations established by the Company or applicable law, it shall be appropriate for any such reimbursed amount to be credited to the amount of Erroneously Awarded Compensation that is subject to recovery under this Policy.

(iv)

To the extent that an Executive Officer fails to repay all Erroneously Awarded Compensation to the Company when due, the Company shall take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Executive Officer. The applicable Executive Officer shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Erroneously Awarded Compensation in accordance with the immediately preceding sentence.

6.1.2

Notwithstanding anything herein to the contrary, the Company shall not be required to take the actions contemplated by Section 6.1.1 above if the Committee (which, as specified above, is composed entirely of independent directors or in the absence of such a committee, a majority of the independent directors serving on the Board) determines that recovery would be impracticable and any of the following three conditions are met:

(i)

The Committee has determined that the direct expenses paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before making this determination, the Company must make a reasonable attempt to recover the Erroneously Awarded Compensation, documented such attempt(s) and provided such documentation to the NYSE;

(ii)

Recovery would violate home country law where that law was adopted prior to November 28, 2022, provided that, before determining that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company has obtained an opinion of home country counsel, acceptable to the NYSE, that recovery would result in such a violation and a copy of the opinion is provided to NYSE; or

(iii)

Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and regulations thereunder.

6.2	Disclousure Requirements

6.2.1	The Company shall file all disclosures with respect to this Policy required by applicable U.S. Securities and Exchange Commission (“SEC”) filings and rules.

6.3	Prohibition of Indemnification

6.3.1

The Company shall not be permitted to insure or indemnify any Executive Officer against (i) the loss of any Erroneously Awarded Compensation that is repaid, returned or recovered pursuant to the terms of this Policy, or (ii) any claims relating to the Company’s enforcement of its rights under this Policy. Further, the Company shall not enter into any agreement that exempts any Clawback Eligible Incentive-based Compensation that is granted, paid or awarded to an Executive Officer from the application of this Policy or that waives the Company’s right to recovery of any Erroneously Awarded Compensation, and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date of this Policy).

6.4	Administration and Interpretarion

6.4.1	This Policy shall be administered by the Committee, and any determinations made by the Committee shall be final and binding on all affected individuals.

6.4.2

The Committee is authorized to make all determinations necessary for the Company’s compliance with NYSE Rules, Section 10D, Rule 10D-1 and any other applicable law, regulation, rule or interpretation of the SEC or NYSE promulgated or issued in connection therewith.

6.5	Amendment, Termination

6.5.1

No amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, SEC rule or NYSE rule.

6.6	Other Recovery Rights

6.6.1

This Policy shall be binding and enforceable against all Executive Officers and, to the extent required by applicable law or guidance from the SEC or NYSE, their beneficiaries, heirs, executors, administrators or other legal representatives. The Committee intends that this Policy will be applied to the fullest extent required by applicable

©La impresión de este documento es una copia no controlada para usarse como referencia sin responsabilidad de Grupo Aeroméxico, la versión vigente se encuentra en la intranet.

La información contenida en este documento y sus anexos son exclusivamente para USO INTERNO de Grupo Aeroméxico

Preparation date	Oct 29, 24	Recovery of erroneously awarded compensation
Version No.	000
Release date	Oct 29, 24
Page	4 de 5	Document type: Policy	Code: PO-LEG-LCO-RIE-0001

law. Any employment agreement, equity award agreement, compensatory plan or any other agreement or arrangement with an Executive Officer shall be deemed to include, as a condition to the grant of any benefit thereunder, an agreement by the Executive Officer to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company under applicable law, regulation or rule or pursuant to the terms of any policy of the Company or any provision in any employment agreement, equity award agreement, compensatory plan, agreement or other arrangement.

6.7	Penalties

6.7.1

Failure to comply with the provisions of this Policy may result in administrative, legal, or labor-related penalties, which will be determined by the Executive Vice President of Human Resources, the General Counsel, and the Director of Labor Relations.

7. RECORDS / FORMATS

Code	Name	Responsible	Place of protection
N/A

8. REFERENCE WITH OTHER DOCUMENTS

Code	Description	Last revision
Versión 8.0	Code of conduct	May 2024
A_PO_GALE_09	Anticorruption Policy	February 2024
A_PO_GALE_07	Conflict of Interest Policy	October 2020

9. CONTROL OF CHANGE

Revision	Code	Date	Description of change
000	PO-LEG-LCO-RIE-0001	October 29, 24	Release

©La impresión de este documento es una copia no controlada para usarse como referencia sin responsabilidad de Grupo Aeroméxico, la versión vigente se encuentra en la intranet.

La información contenida en este documento y sus anexos son exclusivamente para USO INTERNO de Grupo Aeroméxico

Preparation date	Oct 29, 24	Recovery of erroneously awarded compensation
Version No.	000
Release date	Oct 29, 24
Page	5 de 5	Document type: Policy	Code: PO-LEG-LCO-RIE-0001

Exhibit A

ATTESTATION AND ACKNOWLEDGEMENT OF POLICY FOR THE RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION

By my signature below, I acknowledge and agree that:

•	I have received and read the attached Policy for the Recovery of Erroneously Awarded Compensation of [NAME OF COMPANY] (this “Policy”).

•

I hereby agree to abide by all of the terms of this Policy both during and after my employment with the Company, including, without limitation, by promptly repaying or returning any Erroneously Awarded Compensation to the Company as determined in accordance with this Policy.

•	I hereby waive any right to the indemnification, insurance or advancement of expenses by the Company with respect to any Erroneously Awarded Compensation in accordance with Section 6.3 of this Policy.

Signature:

Printed Name:

Date:

©La impresión de este documento es una copia no controlada para usarse como referencia sin responsabilidad de Grupo Aeroméxico, la versión vigente se encuentra en la intranet.

La información contenida en este documento y sus anexos son exclusivamente para USO INTERNO de Grupo Aeroméxico